Exhibit 99.2

NY Investor Day Customer Testimonials

July 26, 2021

Chang Liu—Vice President, Head of OPPO Research Institution

I am Liu Chang, Vice President of OPPO and Dean of the OPPO Research Institute. Our mission is to use technology for a better world for us all, regardless of how science and technology progress. We always believe that people are the starting point and the end goal of all scientific and technological activities. We also always adhere to the concept of altruism and win-win strategy and work with our partners to build an open, symbiotic, and co-prosperous ecosystem and to realise everyone’s pursuit of beauty, imagination, and humanity through scientific and technological means. The cooperation between OPPO and Navitas Semiconductor began in 2017. In the past four years, we have collaborated to provide users with many excellent products. In July last year, we were honored to receive the commemorative trophy from Navitas which stands for the successful shipment of the 5 millionth GaNFast power IC to OPPO. This marks the 5 millionth mass produced Navitas GaNFast GaN power IC that entered the consumer market in OPPO’s products. Navitas GaNFast GaN Power ICs helped OPPO products to achieve user experience that exceeds consumer expectations and unique product performance. We appreciate working with Navitas to create very meaningful and valuable products using Navitas GaNFast GaN Power ICs with monolithically integrated gallium nitride FETs plus protection and control. Navitas is the pioneer to adopt this technology strategy in the industry. Based on this, we successfully launched the industry’s first high-power density, ultra-thin OPPO 50W SuperVOOC cookie charger which is smaller, lighter, and thinner than any other previous product. The charging products developed under the technology direction of the cookie charger will also contribute to better energy savings, longer product durability and eventually help us protect the environment. We appreciate the strategic value of new topologies and products developed by our close strategic cooperation between OPPO and Navitas Semiconductor engineering team. We look forward to continuing our long-term and successful cooperative relationship with Navitas. I wish Navitas all the best.

Dr Bernhard Budaker—Vice President, BRUSA HyPower AG

Hello, my name is Bernhard Budaker and I`m Vice President at BRUSA HyPower AG and responsible for the Product Division Power Electronics. BRUSA is one of the pioneers in electromobility with over 35 years of experience in developing high-end solutions for an electrified mobility future. Our vision is to provide technologies and products with long-term benefits for our environment and society. BRUSA HyPower`s products are “On Board Chargers” and “DC/DC converters” with applications in on and off highway market segments. The efficiency, power density and overall size and cost of our products are driven by the performance of the power semiconductors. Our current product line up is based on a combination of classical Silicon IGBTs and Silicon-Carbide wide-band-gap power semiconductors. BRUSA HyPower is convinced that Gallium Nitride – or GaN—will enable us to further improve our products. The main advantages of Navitas GaN power ICs, are simplicity of driving, high-speed switching performance, increased reliability and compact form factor. We have partnered with Navitas since 2020 as for us it is very important to work with cutting edge technologies in our products. The technological insights provided by Navitas enable us to conduct advanced engineering projects and toensure that BRUSA HyPower stays ahead of the competition. BRUSA has a focus on sustainable ‘Green Product Innovation’, and Navitas GaN power ICs will be a key factor in reducing the size and weight of our charger products even further and reducing the CO2 footprint. We look forward to a long, successful relationship with Navitas and wish them well.

Jun Liu – Executive Vice President, Lenovo Group and President, Lenovo China

Hello everyone! Lenovo is committed to becoming a global leading provider of smart products, smart infrastructure and intelligent services. As a third-generation semiconductor technology, GaN can improve charging efficiency, reduce charger size and improve customer experience. We see GaN as one of the future directions for Lenovo’s power adapter conversion including mobile, laptop and data center solutions. We have launched chargers ranging from 65 W to 90 W and higher up to 130 W which have been successfully used in some models of YOGA laptops, Legion phones and we have received positive feedback from our customers. With a strong commitment to a healthier, greener planet, Lenovo has developed an aggressive carbon reduction plan for the next 10 years. We believe that the smaller, lighter and more efficient Lenovo chargers supported by Navitas GaN Power ICs will help Lenovo successfully achieve its carbon reduction goals. We wish Navitas Semiconductor a successful IPO!

Michael Harrison – Power Electronics Architect at Enphase Energy

Hello, I’m Michael Harrison, Power Electronics Architect at Enphase Energy. Enphase’s purpose is to advance a sustainable future for all, by delivering technology solutions that make clean energy more affordable, reliable, and accessible. Enphase is the world’s leading supplier of microinverter-based solar-plus-storage systems, with three guiding commitments: Innovation, to continuously innovate, and develop new technologies that make energy more intelligent, more connected, and more cost effective than ever before. Quality is at the heart of what we do and is the very bedrock of the Enphase product design. Enphase solar microinverters achieve an industry leading reliability of 500 million part per million detective rate and are backed by a 25-year product warranty. Responsibility. We are driven by a sense of responsibility towards our planet and our communities. We believe we can have the biggest impact on the planet by pursuing our mission to bring solar energy mainstream. Since inception, Enphase have shipped 34 million solar micro-inverters and approximately 1.5 million Enphase-based systems have been deployed in more than 130 countries. 9 DC gigawatts of Enphase microinverters have been installed in solar systems, offsetting 20.8 million metric tons of CO2—the equivalent of providing electricity to 3.5 million homes for one year. With their NetZero program, Navitas is aligned with us to reduce carbon footprint, and accelerate the transition to renewable energy using gallium nitride power ICs. After 25 years of development, it’s the end of the road for silicon MOSFETs. Enphase has considered Silicon Carbide and Gallium Nitride technology for adoption in micro-inverter products. Silicon Carbide can offer a 2x switching frequency advantage over silicon at a similar cost. However, Gallium Nitride offers a tenfold switching frequency advantage at a significant system cost advantage, so it is optimized for the Enphase microinverter application. We have been in partnership with Navitas since 2015. We appreciate their focus and support on the Enphase solar micro-inverter roadmap, with gallium nitride at its core. Navitas’ GaN is a key part of Enphase’s innovative technology future.